Exhibit 99.1

TETRA TECHNOLOGIES, INC. ANNOUNCES APPOINTMENT OF ANGELA D. JOHN
TO ITS BOARD OF DIRECTORS

THE WOODLANDS, Texas, March 21, 2024 /PRNewswire/ -- TETRA Technologies, Inc. ("TETRA" or the "Company") (NYSE:TTI) announced today that its Board of Directors has appointed Angela D. John as a member of the Board of Directors, effective March 20, 2024. With nearly 30 years of experience with BP (LSE: BP) (NYSE: BP) and Williams (NYSE: WMB), including senior executive business and strategy leadership roles, Ms. John brings great industry and energy transition experience to TETRA. Ms. John will serve as an independent director and a member of the Audit Committee and the Nominating, Governance and Sustainability Committee of the board, effective as of her appointment to the board. In addition, Gina A. Luna, a current member of our Board of Directors, will let her current term expire to enable her to focus on her other commitments. She will remain on the Board until the end of her term at the 2024 annual meeting of stockholders and, as such, Ms. Luna is not standing for election at the 2024 annual meeting. The Board of Directors and management of the Company sincerely thank Ms. Luna for her dedicated service over the past five years.

Brady M. Murphy, TETRA’s President and Chief Executive Officer, stated “We are very pleased to welcome Angela to our board as a great fit for our company. Angela’s extensive experience as well as her chemicals and engineering background aligns very well with our strategy on advancing aqueous chemistry solutions and driving forward our energy expansion initiatives. We are very excited to have her join during this historic period for the Company, where her expertise will add to the strong breadth and depth of the board.”

Ms. John provides advisory services in the energy industry, primarily focused on clean energy business development and commercialization strategies. Most recently, Ms. John was the Director of Innovation and Strategy for New Energy Ventures with The Williams Companies, Inc. Prior to that, Ms. John held a number of leadership roles within BP p.l.c. over a 27-year period, including Vice President, Marketing and Supply, NGLs, Senior Vice President Marketing and Origination, and most recently, as Director of Structured Products where she focused on renewable fuels development. Ms. John has served on the board of Parkland Corporation since August 2021 and serves on its environmental, safety, and sustainability committee and its human resources and compensation committee. Ms. John earned a Master of Business Administration from Northwestern University’s Kellogg School of Management, and a Bachelor of Science in Chemical Engineering from the University of Houston.

Company Overview

TETRA Technologies, Inc. is an energy services and solutions company focused on developing environmentally conscious services and solutions that help make people's lives better. With operations on six continents, the Company's portfolio consists of Energy Services, Industrial Chemicals, and Lithium Ventures. In addition to providing products and services to the oil and gas industry and calcium chloride for diverse applications, TETRA is expanding into the low-carbon energy market with chemistry expertise, key mineral acreage, and global infrastructure, helping to meet the demand for sustainable energy in the twenty-first century. Visit the Company's website at www.onetetra.com for more information.

Investor Contact

For further information, please contact Elijio Serrano, CFO, TETRA Technologies, Inc. at (281) 367-1983 or via email at eserrano@onetetra.com.